CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY ACQUIRES CHINESE VOIP COMPANY TO SIGNIFICANTLY INCREASE REVENUE

Acquisition strategically positions Jinan as a major player in the Chinese VoIP sector

HENDERSON, NV, January 12, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT)   today announced it has acquired Hangzhou Zhongfang a Voice-over Internet Protocol Services provider based in the Zejiang Province. The acquisition will expand the Company’s reach into Zhejiang and other southern provinces in the People’s Republic of China.

Under the terms of the agreement, Jinan will acquire existing VoIP infrastructure from Zhongfang to facilitate future VoIP sales and services in the Province. The acquisition will also provide a platform for Jinan Yinquan to develop and expand  its VoIP business in adjacent southern provinces.

Jinan Yinquan, is a rapidly growing technology company that offers VoIP services in the People’s Republic of China.

In addition to producing and distributing VoIP hardware, Zhongfang also provides VoIP phone services in Zhejiang Province primarily to telephone cafes in 4 cities in Zhejiang Province.  According to Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. this new agreement formalizes an existing working relationship between the two companies.

“We have been working with Zhongfang for over three years,” said Kunwu.  “They were an ideal acquisition candidate for us to expand our market into Zhejiang Province which has a population in excess of 50 million people with per capita disposable income growing at a rate as high as 10.4 percent annually.  We are also big proponents of the Internet café concept and Zhongfang has established a solid base of business in this burgeoning market segment. We anticipate this agreement will significantly increase our annual revenue but is also a significant step forward in our nationwide expansion plans.”

Prior to this acquisition, Jinan Yinquan has been servicing three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan recently announced its new electronic fax system for enterprise business customers in partnership with China Tie Tong. Available across Shandong Province, the electronic fax service is an Internet-based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost-effective, secure, integrated and automated.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the acquisition will expand the Company’s reach into Zhejiang and other southern provinces in the People’s Republic of China; that under the terms of the agreement, Jinan will acquire existing VoIP infrastructure from Zhongfang to facilitate future VoIP sales and services in the Province;  that the acquisition will also provide a platform for Jinan Yinquan to develop and expand  its VoIP business in adjacent southern provinces; that we anticipate this agreement will significantly increase our annual revenue but is also a significant step forward in our nationwide expansion plans; and the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com